Filed pursuant to Rule 433

Registration No. 333-228532

Issuer Free Writing Prospectus dated August 19, 2019

Relating to Preliminary Prospectus Supplement dated August 19, 2019

ROPER TECHNOLOGIES, INC.

PRICING TERM SHEET

August 19, 2019

Issuer:	Roper Technologies, Inc.

Trade Date:	August 19, 2019

Settlement Date (T+5)*:	August 26, 2019

Ratings (Moody’s/S&P)**:	Baa2/BBB+ (Stable/Stable)

Senior Notes due 2024

Securities:	Senior Notes due 2024 (“2024 Notes”)

Principal Amount:	$500,000,000

Maturity Date:	September 15, 2024

Benchmark Treasury:	UST 1.750% due July 31, 2024

Benchmark Treasury Price and Yield:	101-10 3⁄4 / 1.469%

Spread to Benchmark Treasury:	T + 92 basis points

Yield to Maturity:	2.389%

Price to Public:	99.815% of the principal amount

Coupon:	2.350%

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2020

Optional Redemption:	At any time prior to August 15, 2024, at Treasury plus 15 basis points; at any time on or after August 15, 2024, at par; plus, in each case, accrued interest to but excluding the redemption date

CUSIP# / ISIN#:	776743 AH9 / US776743AH99

Senior Notes due 2029

Securities:	Senior Notes due 2029 (“2029 Notes”)

Principal Amount:	$700,000,000

Maturity Date:	September 15, 2029

Benchmark Treasury:	UST 1.625% due August 15, 2029

Benchmark Treasury Price and Yield:	100-06 / 1.605%

Spread to Benchmark Treasury:	T + 137 basis points

Yield to Maturity:	2.975%

Price to Public:	99.783% of the principal amount

Coupon:	2.950%

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2020

Optional Redemption:	At any time prior to June 15, 2029, at Treasury plus 25 basis points; at any time on or after June 15, 2029, at par; plus, in each case, accrued interest to but excluding the redemption date

CUSIP# / ISIN#:	776743 AG1 / US776743AG17

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

RBC Capital Markets, LLC

Regions Securities LLC

*We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet. Under Rule 15c6 -1 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following two business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this term sheet or on the following two business days should consult their own advisor.

**A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC at 1-800-645-3751.